UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2008
Intervoice, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-15045	75-1927578
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (972) 454-8000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Director
     On June 10, 2008, the Board of Directors (the “Board”) of Intervoice, Inc. (the “Company”) approved a resolution expanding the Company’s Board from seven to eight directors and elected James A. Milton, the Company’s President and Chief Operating Officer, as the eighth member of the Board. In connection with this action, the Company obtained a waiver from David W. Brandenburg under the Board Representation and Governance Agreement dated June 22, 2007.
Fiscal Year 2009 Sales Incentive Plan
     The Board also approved the adoption of the Fiscal Year 2009 Sales Incentive Plan (the “Plan”) for Executive Sales Management. Under the Plan a sales executive is eligible to earn a bonus in the fiscal year ending February 28, 2009 if his or her specific bookings, revenue and contribution margins minimum objectives are achieved and the sales executive is an active employee or on authorized leave status when the bonus is earned. Bonuses on bookings are earned when the customer has accepted the products, solutions, services, maintenance, or other item(s) purchased and the Company has received full payment by the customer, including freight and tax. Bonuses on revenue are earned as revenue is recognized over the term of the contract. Bonuses on contribution margin are earned subject to the definitive earnings release. Special rules apply if an order is debooked, the customer is a cash basis customer with respect to which the Company does not recognize revenue until payment is received, or the sale was realized outside of the normal influencing role of the sales executive. Interpretations and exceptions regarding the Plan are made by the Sales Compensation Review Committee, which currently consists of the Chief Executive Officer, the President and Chief Operating Officer, the Senior Vice President Human Resources (Chairperson), the Senior Sales Executives, and the Chief Financial Officer.
     The Plan includes Andrea J. Holko, the Senior Vice President and General Manager, Americas and Global Consulting Services, and Francis G. Sherlock, Senior Vice President and Managing Director, International (each individual named above being a “Participant”). Bonus opportunities at 100% achievement of the Plan targets are 70% of each Participant’s base salary (the “Target Bonus”) and are based on three weighted components: bookings (20%), revenues (40%), and contribution margin (40%). Each Participant has the opportunity to achieve a bonus in an amount less than the Target Bonus if such Participant attains at least 45% of the applicable goal, and each Participant has the opportunity to exceed the Target Bonus if such Participant attains more than 100% of the applicable goal. Bonus opportunities are not available below 45% of the applicable goal and do not increase above 200% of the applicable goal, with all bonus levels falling between 45% and 200% of the applicable goal being calculated on a sliding scale.

Step	Attainment of	Aggregate % of
Level	Applicable Goal	Target Bonus
1	45%	40%
2	100%	100%
3	110%	125%
4	200%	300%
Payments based on bookings will be paid in the month following the booking. Payments based on revenues will be paid in the month following the end of the quarter in which the revenue was recognized. Payments based on contribution margin will be paid in the month following the end of the quarter in which the contribution margin payment was earned. Both revenue and contribution margin payments are subject to the Company’s definitive earnings release for the applicable period.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.
By:	/s/ Craig E. Holmes
Craig E. Holmes
Executive Vice President and Chief Financial Officer

Date: June 12, 2008